UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2012

THE ACTIVE NETWORK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35187	33-0884962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10182 Telesis Court, Suite 100 San Diego, California		92121
(Address of principal executive offices)		(Zip Code)

(858) 964-3800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Compensatory Arrangements with Certain Officers

On May 1, 2012, The Active Network, Inc. (the “Company”) completed its determination of named executive officer base salaries for 2012. As a result, each of the named executive officers received base salary increases resulting in the following annualized base salaries for named executive officers:

Name	Title	2012 Salary
David Alberga	Chief Executive Officer and Chairman	$500,000
Matthew Landa	President	$450,000
Scott Mendel	Chief Financial Officer	$350,000
Darko Dejanovic	Chief Technology, Product and Innovation Officer	$450,000
Sheryl Roland	Executive Vice President, Human Resources	$236,000

The Company also completed its determination of named executive officer bonuses payable under the 2012 Annual Incentive Plan (the “2012 AIP”). The 2012 AIP has three thresholds of achievement for the Company’s corporate goals: base plan (27% of target), target plan (100% of target) and maximum plan (130% of target). The base plan represents the minimum threshold below which no bonuses are required to be paid. Each threshold requires the Company to achieve both Adjusted EBITDA and revenue targets for the applicable threshold bonus to be paid for 2012. Following achievement of a threshold, bonuses are assessed independently on a linear basis and the degree to which the Company performs against these goals will determine the amounts payable under the Bonus Plan. The resulting calculation of the Adjusted EBITDA component (50%) and revenue component (50%) is summed to arrive at a total target bonus amount for each named executive officer. The Committee will then apply a modifier based upon pre-established, individual performance goals.

The potential 2012 AIP payments at each of the thresholds are set forth for each named executive officer in the table below and are payable in combination of cash and restricted stock units:

Name and Title	Base Plan (27% Target)	Target Plan (100% Target)	Maximum Plan (130% Target)
David Alberga, Chief Executive Officer	$148,500	$550,000	$715,000
Matthew Landa, President	133,650	495,000	643,500
Scott Mendel, Chief Financial Officer	94,500	280,000	364,000
Darko Dejanovic, Chief Technology, Product and Innovation Officer	97,200	360,000	468,000
Sheryl Roland, Executive Vice President, Human Resources	35,046	129,800	168,740

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ACTIVE NETWORK, INC.

Date: May 4, 2012	/s/ Matthew Landa
Matthew Landa
President